Exhibit 99.1

FIRST ADDENDUM TO APPENDIX A OF
THIRD AMENDED AND RESTATED SERVICE AGREEMENT, AS AMENDED

This First Addendum to Appendix A of that certain Third Amended and Restated Service Agreement, as Amended (the "Addendum") is entered into as of this 31st day of March, 2022, by and between Comenity Servicing LLC (“Servicer”), a Texas limited liability company with its principal place of business at 3075 Loyalty Circle, Columbus, OH 43219 and Comenity Bank (“Bank”), a Delaware state bank with its principal place of business at One Righter Parkway, Suite 100, Wilmington, DE 19803.

RECITALS

WHEREAS, Bank and Servicer entered into that certain Third Amended and Restated Service Agreement as of April 23, 2019, as amended on February 1, 2022 (the “Agreement”) to outsource certain data processing activities and certain other administrative and servicing functions; and

WHEREAS, Bank and Servicer desire to modify certain Performance Standards set forth in Exhibit A to the Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Bank and Servicer agree as follows:

1.      Performance Standards. Bank and Servicer agree to amend the Performance Standards set forth in Appendix A to the Agreement, such that certain Performance Standards are hereby amended in as set forth in further detail in Exhibit A hereto.

2.     Effective Date:  The amendments to the Performance Standards, as set forth in Exhibit A hereto, shall be effective as of the first day of the month following the month in which this Addendum is executed.

3.     Miscellaneous.  Capitalized terms not otherwise defined in this Addendum shall have the meanings assigned to them in the Agreement.  Other than as set forth above and in Exhibit A hereto, the parties agree that the Agreement, as amended by this Addendum, shall continue in full force and effect. The parties may execute this Addendum in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

First Addendum to Appendix A of
Third Amended and Restated Service Agreement, as Amended
Comenity Bank/Comenity Servicing LLC

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their authorized officers effective as of the date first written above.

Comenity Servicing LLC

By:  /s/ Tammy McConnaughey
Name: Tammy McConnaughey
Title:  EVP, Chief Credit Risk
           and Operations Officer

Comenity Bank

By:  /s/ Baron Schlachter
Name: Baron Schlachter
Title:  Comenity Bank President

First Addendum to Appendix A of
Third Amended and Restated Service Agreement, as Amended
Comenity Bank/Comenity Servicing LLC

EXHIBIT A

1.	Amendments. Set forth below are revisions to existing Performance Standards, all of which shall be incorporated into Appendix A to the Agreement.

Service	Performance Standard	Measuring Period	Amended/ Added
Accounting, Settlement & Other Services
• All services and support deemed reasonable as compared to similar financial services provided by an internal accounting department, including but not limited to daily posting of transactions, daily general ledger production, timely account reconciliation within an acceptable materiality factor as determined by Bank, and timely preparation of monthly financial reports. Any regulatory or financial reporting as appropriate.
• All client settlement and related services, as well as budgeting, general ledger support and other accounting assistance. Any financial reporting and analysis as appropriate.

	Develop the final Annual P&L Budget by March 31.	A	Amended
	Report the Monthly P&L Forecast within 30 days of Month End unless a new Forecast is not required by Bank.	M	Amended

First Addendum to Appendix A of
Third Amended and Restated Service Agreement, as Amended
Comenity Bank/Comenity Servicing LLC